# ASSIGNMENT AGREEMENT

**ASSIGNMENT AGREEMENT** (this "Agreement"), dated as of November__, 2006, among **DAVID YERUSHALMI**, having an address at 231 Norman Avenue, Brooklyn, New York 11222 (the "Assignor"), **DCI USA, INC.**, a Delaware corporation with an address at 8 Bond Street, Great Neck, New York (hereinafter referred to as the "Assignee"), and **231 NORMAN AVENUE, LLC**, a New York limited liability company (the "Company").

## W I T N E S S E T H:

**WHEREAS**, the Assignee desires to acquire, and Assignor desires to transfer to the Assignee, all of Assignor's membership interests (the "Assignor's Membership Interests") in the Company upon the terms and conditions hereinafter set forth;

**WHEREAS**, the Assignor's Membership Interests represent 100% of the outstanding membership interests in the Company;

**WHEREAS,** the Company is a single asset New York limited liability company (see attached Articles of Organization of 231 Norman Avenue, LLC, as Exhibit A).

**WHEREAS,** the Company is indebted to the Assignee in the aggregate principal amount of $1,370,000 (including the interest accrued thereon, the "Debt") which Debt is secured by a pledge of the interests held by the Company in 231 Norman Avenue Property Development, LLC, a New York limited liability company ("231 NAPD"), which interests (the "NAPD Interests") represent 30% of the outstanding membership interests in 231 NAPD, and the Assignee has the option to acquire, the NAPD Interests in return for the amounts owed by the Company to the Assignee;

**NOW, THEREFORE**, in consideration of the covenants and agreements hereafter set forth, and other valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

**1. Assignment**. Assignor hereby assigns, transfers and delivers to Assignee, and Assignee accepts from Assignor, the Assignor's Membership Interests. In consideration of such assignment of the Assignor's Membership Interests and subject to the accuracy of the representations and warranties made by the Assignor herein, the Assignee and the Company hereby agree that any debt the of the Assignor to the Company shall be canceled and deemed satisfied in full.

**2. No Certificate**. The Company and the Assignor represent that the Assignor's Membership Interests are not represented by a certificate and that the execution and delivery of this Agreement are sufficient to effect the transfer of 100% of the ownership of the Company from the Assignor to the Assignee.

3. **Other Matters**.

(a) The Assignor hereby resigns, effective immediately, from all positions which he holds in and with respect to the Company, except as a Managing Member of the Company, and the Assignee or its designee(s) shall also become, as of the date of this Assignment Agreement, a Managing Member of the Company. The parties further agree that froom and after the date hereof, for so long as Assignor is a Managing Member, all action of the Company will require the signature of all Managing Members.

(b) All capital contributions made by the Assignor to the Company shall not be returned to Assignor, shall remain with the Company and shall become the capital contribution of the Assignee.

(c) Assignor hereby agrees to deliver to Assignee such other instruments in form and substance satisfactory to Assignee's attorney as may be necessary or proper to transfer to Assignee good and marketable title to all ownership interests in the LLC to be transferred under this Agreement and to otherwise carry out the intent of this Agreement.

(d) Assignor shall deliver to Assignee all keys used for the properties of the Company. Assignor shall undertake all further acts as may be necessary, or reasonably requested by Assignee to consummate the transactions contemplated by this Agreement. Assignor shall advise Assignee in writing of, and cause to be delivered to Assignee, all organizational records, tax and financial information and proprietary information in Assignee's possession which pertain to the Company.

(e) The Assignment made hereby shall not affect in any manner the obligations of the Company to the Assignee nor the Pledge securing the Debt, all of which shall remain in full force and effect.

4. **Representations and Warranties of Assignor**. Assignor represents and warrants to Assignee as follows:

(a) Assignor has full power and authority to carry out and perform his undertakings and obligations as provided herein. The execution and delivery by Assignor of this agreement and the consummation of the transactions contemplated herein do not and will not conflict with or result in any breach of any condition or provision of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon the Company by reason of the provisions of any contract, lien, lease, agreement, instrument or judgment to which Assignor is a party, or which is or purports to be binding upon Assignor. No further action or approval, corporate or otherwise, is required to be taken by Assignor in order to make this agreement the binding and enforceable obligation of Assignor.

(b) Assignor is the sole owner of the Assignor's Membership Interests, none of which has been assigned, pledged or hypothecated and all of which are free of all liens, claims and encumbrances; the Assignor's Membership Interests represent 100% of the outstanding membership interests of the Company and no options warrants or other rights to acquire membership interests of the Company are outstanding. The Assignor is the Company's sole member and employee. The Company does not have any obligation or commitments to issue additional membership interests or options, warrants or other rights to purchase membership interests of the Company.

(c) There are no claims of violations of any law or governmental rule or regulation pending or threatened against the Company, the Assignor or the Assignor's Membership Interests. Assignor has not violated any laws or governmental rules and regulations applicable to the business or assets of the Company.

(d) There are no judgments, liens, suits, actions or proceedings pending or threatened against the Company, the Assignor or the Assignor's Membership Interests. Neither the Company nor the Assignor is a party to, subject to or bound by any agreement or any judgment or decree of any court, governmental body or arbitrator which would conflict with or be breached by the execution, delivery or performance of this Agreement, or which could prevent the carrying out by the Assignor and the Company of the transactions provided for in this Agreement or which would have an adverse effect upon the Company.

(e) Except as set forth in Schedule A attached hereto, the Company is not party to any agreement, either written or oral, with any other party. The Company does not have any debts, liabilities or contingent liabilities. The Company does not owe any salary or consulting fees or have any pension obligations to any person. The Company is not a party to any litigation nor has anyone threatened litigation against the Company.

(f) Except as set forth in Schedule B, the Company has paid all taxes due to any governmental entity and is not delinquent in paying any such taxes.

(g) The Company owns 30% of the outstanding membership interest in 231 NAPD, free and clear of all liens, claims and encumbrances, except as set forth in Schedule C.

(h) Simultaneously with the execution and delivery hereof Assignor is delivering to Assignee a true and correct copy of the Operating Agreement of the Company.

**5. Closing Adjustments.** For tax purposes, all income and expenses of the Company allocable to the Membership Interests being transferred hereby shall be allocated pro rata between the

Assignor and Assignee based upon the number of days in the taxable year on which the membership Interest was held by the Assignor or the Assignee. The "interim closing of the books method" shall not apply to the Company. K-1's relating to the operations of the Company for the current tax year shall be provided to the Assignor and Assignee after the closing of this taxable year.

**6. Tax Assessments.** Assignor agrees to be responsible for one hundred percent (100%) of the taxes levied, imposed or assessed by any governmental authority, federal, state or local, with respect to the Company for all periods prior to the date of this Agreement.

**7. Indemnification.** The Assignor shall indemnify and hold the Assignee harmless from and against all liability, claim, loss, damage or expense, including reasonable attorneys' fees, incurred or required to be paid by Assignee by reason of any breach or failure of observance or performance of any representation, warranty or covenant or other provision of this Agreement by the Assignor.

**8. Operating Agreement.** The Company and the Assignor hereby admit the Assignee as a member of the Company.

**9. Notices**. All notices, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered by hand or by Federal Express courier or by registered or certified mail, return receipt requested, with postage prepaid, to Assignor or Assignee, as the case may be, at their addresses first above written, or at such other addresses as they may designate by notice given hereunder.

**10. Survival**. The representations, warranties and covenant contained herein or any instrument, certificate or schedule furnished in connection herewith shall survive and shall continue in full force and effect after the date of this Agreement, except to the extent waived in writing.

**11. Governing Law**. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

**12. Counterparts.** This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Facsimile signatures shall be deemed originals.

**13. Release.** The Assignor and each of his respective legal representatives, successors and assigns (collectively, the "Assignor Releasors"), hereby release, remise and forever discharge the Company, its affiliates, its successors and assigns, present and former directors, officers, partners, stockholders, employees, agents, fiduciaries, attorneys, accountants, advisors and trustees and legal representatives (collectively, the "Releasees") of and from any and all actions, causes of action, suits, debts, liabilities, claims and potential claims, sums of money, covenants, agreements, promises, damages, judgments and demands whatsoever, in law or equity, whether known or unknown, which any of the Assignor Releasors ever had, now has, or hereafter can,

shall or may have against the Releasees for, upon, or by reason of any fact, matter, cause or thing whatsoever from the beginning of the world to the date hereof.

**IN WITNESS WHEREOF**, the parties have executed this agreement the date first above written.

**In the presence of:**

______________________________
**J. Gopin**

______________________________
**DAVID YERUSHALMI**

**AGREED:**

**DCI USA, INC.**

By: ______________________________
Name: Jonathan Ilan Ofir
Title: Chief Executive Officer

**231 NORMAN AVENUE, LLC**

By: ______________________________
Name: David Yerushalmi
Title: **managing member**

**SCHEDULE A**

1. $1,370,000 aggregate principal amount of debt owed by 231 Norman Avenue, LLC to DCI USA, Inc, plus interest accrued thereon.

## SCHEDULE B

None.

**SCHEDULE C**

The Company and Assignor guaranteed the investment of Harlem Suites, LLC, in 231 NAPD by pledging the Company's membership interests as represented by membership certificates in 231 NAPD.